Free Writing Prospectus
Filed Pursuant to Rule 433
Dated June 25, 2026
Registration Statement Nos. 333-278415 and 333-278415-01

*Pricing Details* $1.20 billion Verizon Master Trust ("VZMT") Series 2026-2 (Device Payment Plans)

Joint Bookrunners: RBC (str), MS, Santander, TD

Co-Managers: CIBC, PNC, Scotiabank

-Capital Structure-

CLS	AMT($MM)	WAL	P.WIN	F/M	ARD	L-FINAL	BENCH	Spread	Yield	Coupon	Price

A-1a	994.210	2.97	36-36	AAA/Aaa	06/20/29	06/21/32	I-CRV	+ 45	4.559%	4.51%	99.98269%

A-1b	75.000	2.97	36-36	AAA/Aaa	06/20/29	06/21/32	SOFR30A	+ 46		-----------

B	81.740	2.97	36-36	AA/Aa1	06/20/29	06/21/32	I-CRV	+ 65	4.759%	4.71%	99.99327%

C	49.050	2.97	36-36	A/Aa3	06/20/29	06/21/32	I-CRV	+ 80	4.909%	4.85%	99.97384%

-Transaction Details-

Expected Pricing: Priced	Deal Size: $1,200,000,000

Expected Settlement: 06/30/26	Registration: SEC-Registered

First Pay Date: 07/20/26	ERISA Eligible: Yes

Expected Ratings: Fitch / Moody's	RR Compliance: US-Yes, EU-No, UK-No

Bloomberg Ticker: VZMT 2026-2	Min Denoms: $1k x $1k

Bloomberg SSAP: "VZMT20262"	Pricing Speed: Soft Bullet on 06/20/29 Anticipated Redemption Date ("ARD")

Bill & Deliver: RBC

--------------- CUSIP --------------ISIN ---------

A-1a	92348K FG3	US92348KF G31

A-1b	92348K FH1	US92348KF H14

B	92348K FJ7	US92348KF J79

C	92348K FK4	US92348KF K43

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.